Exhibit 4.8
FOURTH AMENDMENT TO LOAN AGREEMENT DATED AS OF APRIL 23, 2002 AS AMENDED
JUNE 18, 2004 (THE “FIRST AMENDMENT”), SEPTEMBER 30, 2005 (THE “SECOND
AMENDMENT”) AND MARCH 21, 2006 (THE “THIRD AMENDMENT”) (AS AMENDED, THE
“LOAN AGREEMENT”) BY AND AMONG PHI, INC., FORMERLY KNOWN AS PETROLEUM
HELICOPTERS, INC. (“PHI”), AIR EVAC SERVICES, INC., PHI TECH SERVICES, INC.,
FORMERLY KNOWN AS EVANGELINE AIRMOTIVE, INC., INTERNATIONAL HELICOPTER
TRANSPORT, INC. (“SUBSIDIARY GUARANTORS”), AND WHITNEY NATIONAL BANK
(“WHITNEY”)
     WHEREAS, use of the credit facility provided for in the Loan Agreement has been made and therefore PHI desires to amend and extend the credit facility.
     WHEREAS, the current agreement is not effective after July 31, 2007.
     NOW THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, PHI, the Subsidiary Guarantors and Whitney do hereby amend the Loan Agreement to extend the maturity and make certain other modifications as follows:
I. Effective as of the date hereof, the First Amendment, and in turn, the Loan Agreement, are hereby modified as follows:
A. In Paragraph 2 of the First Amendment, Funded Debt/Net Worth shall be decreased from 3.50/1.00 to 1.50/1.00.
II. Effective as of the date hereof, the Second Amendment, and in turn, the Loan Agreement, are hereby modified as follows:
A. In Paragraph 1 of the Second Amendment, the date of July 31, 2007 is changed to September 1, 2008 and the sublimit for issuance of letters of credit is increased from $8,000,000.00 to $10,000,000.00.
B. In Paragraph 2 of the Second Amendment, “Consolidated Net Worth” is amended to read, “from and after September 30, 2005, PHI shall not at any time, permit its consolidated net worth to be less than THREE HUNDRED FIFTY MILLION ($350,000,000.00) DOLLARS.”
C. In Paragraph 3 of the Second Amendment, the rate of interest is reduced and amended so that the first paragraph is restated as follows:
“RATE OF INTEREST AND APPLICABLE FEES. Borrowing made pursuant to the Note shall accrue interest at JPMorganChase Prime and may be advanced or repaid at any time upon one day’s notice, and interest shall be payable quarterly; or in the alternative, LIBOR borrowings may be arrange for fixed periods of 30, 60 or 90 days with interest payable at the respective maturity at the LIBOR rate as quoted on the business day prior to borrowing plus an applicable margin of 125 points
As used in this Agreement, the term “JPMorganChase Prime” shall mean the rate of interest as recorded by JPMorganChase from time to time as its prime lending rate with the rate of interest to change when and as such prime lending rate changes.”
III. In connection with the foregoing and only in connection with the foregoing, the Loan Agreement is hereby amended, but in all other respects all of the terms and conditions of the Loan Agreement remain unaffected and in full force and effect as originally written.
     IN WITNESS WHEREOF, this Fourth Amendment to Loan Agreement is dated as of September 30, 2006.

PHI, INC., formerly known as			WHITNEY NATIONAL BANK
Petroleum Helicopters, Inc.

By:	/s/ Michael J. McCann		By:	/s/ Harry C. Stahel

	Name:	Michael J. McCann		Name:	Harry C. Stahel
	Title:	Chief Financial Officer		Title:	Senior Vice President

AIR EVAC SERVICES, INC.			PHI TECH SERVICES, INC., formerly known
as Evangeline Airmotive, Inc.

By:	/s/ Michael J. McCann

	Name:	Michael J. McCann	By:	/s/ Michael J. McCann

	Title:	Chief Financial Officer		Name:	Michael J. McCann
				Title:	Chief Financial Officer

INTERNATIONAL HELICOPTER
TRANSPORT, INC.

By:	/s/ Michael J. McCann

	Name:	Michael J. McCann
	Title:	Chief Financial Officer